UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Aytu BioScience, Inc.

(Name of Registrant as Specified in Charter)

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Aytu BioScience, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

INFORMATION STATEMENT

June 22, 2015

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF AYTU BIOSCIENCE, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This Information Statement is being provided to the holders of shares of common stock, par value $0.0001 per share, of Aytu BioScience, Inc., in connection with the action by written consent of the holders of a majority of our issued and outstanding shares of common stock taken without a meeting to approve the action described in this Information Statement. In this Information Statement, all references to “we,” “us” or “our” refer to Aytu Bioscience, Inc., a Delaware corporation.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act of 1934, as amended (the “Exchange Act”), the action described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our stockholders. The action is planned to be effective on July 13, 2015.

Stockholders of record at the close of business on June 15, 2015 (the “Record Date”) are entitled to receive this Information Statement. This Information Statement is being sent to our stockholders on or about June 22, 2015.

We will bear the entire cost of providing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Action by Board of Directors and Consenting Stockholders

On June 15, 2015, our Board of Directors (the “Board”), acting in accordance with Section 141 of the Delaware General Corporate Law (“DGCL”), and the holders of a majority of our issued and outstanding shares of common stock, acting in accordance with Section 228 of the DGCL and Article I, Section 11 of our Amended and Restated Bylaws (our “Bylaws”), adopted and approved resolutions to amend our 2015 Stock Option and Incentive Plan (the “2015 Plan”) to increase the number of shares of the Company’s common stock reserved and available for issuance under the 2015 Plan to 10,000,000 (the “Plan Share Increase”).

No other terms of the 2015 Plan will be affected by the Plan Share Increase. No awards have been granted under the 2015 Plan.

In order to obtain the approval of our stockholders for the Plan Share Increase, we could have convened a special meeting of the stockholders for the specific purpose of voting on the Plan Share Increase. However, Section 228 of the DGCL provides that any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the Plan Share Increase as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the written consent of the holders of a majority of the outstanding shares of our common stock.

As of the Record Date, we had 14,259,682 shares of common stock outstanding and entitled to vote on the Plan Share Increase. Each share of common stock outstanding as of the close of business on the Record Date was entitled to one vote.

As of the Record Date, pursuant to Section 228 of the DGCL and Article I, Section 11 of our Bylaws, we received written consents for the Plan Share Increase from stockholders holding an aggregate 11,626,068 shares of our common stock, representing 81.5% of our outstanding shares of common stock. Thus, your consent is not required and is not being solicited in connection with the approval of the Share Increase.

2015 Plan Share Increase

On June 1, 2015, our stockholders approved the Company’s 2015 Plan at a special meeting of the stockholders. On June 9, 2015, the Company effected a 1-for-12.174 reverse stock split of the Company’s shares of common stock in connection with the Company’s simultaneous reincorporation under the laws of Delaware (the “Stock Split”), which also was approved by our stockholders at the special meeting held June 1, 2015. Section 3(c) of the 2015 Plan provides that if as a result of any reverse stock split, the outstanding shares of common stock are decreased, then an appropriate or proportionate adjustment in the number of shares reserved for issuance under the 2015 Plan shall be made.

The Board did not intend for the number of shares of the Company’s common stock reserved and available for issuance under the 2015 Plan to be subject to the Stock Split. To correct this unintentional oversight, the Board and the holders of a majority of the outstanding shares of our commons stock took the action described in this Information Statement, as further set forth in the First Amendment to the 2015 Plan attached hereto as Annex A.

Section 13 of the 2015 Plan provides that the 2015 Plan may be amended by the Board at any time, subject to the approval by the Company stockholders entitled to vote at a meeting of stockholders, if necessary to ensure that, among other things, certain aspects of the 2015 Plan comply with certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Board and stockholders approved resolutions that the number of shares of the Company’s common stock reserved and available for issuance under the 2015 Plan shall be 10,000,000, as set forth in the First Amendment to the 2015 Plan attached hereto as Annex A.

The 2015 Plan

Summary of Material Features.

The material features of the 2015 Plan are:

•	The maximum number of shares of common stock to be issued under the 2015 Plan is 10,000,000; and

•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted.

The shares we issue under the 2015 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan are added back to the shares of common stock available for issuance under the 2015 Plan.

Qualified Performance-Based Compensation under Code Section 162(m).

To ensure that certain awards granted under the 2015 Plan to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2015 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: achievement of research and development, publication, clinical and/or regulatory milestones, total shareholder return; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the stock; economic value-added; funds from operations or similar measures; sales or revenue; acquisitions or strategic transactions; product development or quality; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expenses; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of common stock; sales or market shares; and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 2,000,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 2,000,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $5,000,000 for any performance cycle.

Rationale

The 2015 Plan is critical to our effort to build stockholder value. Our equity incentive program is broad-based and equity incentive awards are also an important component of our executive and non-executive employees’ compensation. Our Board believes we must offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

Summary of the 2015 Plan

The following description of certain features of the 2015 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2015 Plan which is Annex B to our definitive proxy statement filed on May 12, 2015 with the SEC.

Plan Administration. The 2015 Plan will be administered by the Board or a committee designated by the Board (the “Committee” and, either the Board or the Committee, as applicable, the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Administrator may delegate to our Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility. Persons eligible to participate in the 2015 Plan will be those full or part-time officers, employees, non-employee directors, directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately twenty-five (25) individuals are currently eligible to participate in the 2015 Plan, which includes three (3) officers, nine (9) employees who are not officers, one (1) non-employee director, and twelve (12) other individuals who are primarily consultants to the Company.

Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $5,000,000. In addition, no more than 10,000,000 shares will be issued in the form of incentive stock options.

Effect of Awards. For purposes of determining the number of shares of common stock available for issuance under the 2015 Plan, the grant of any award will be counted as one share for each share of common stock actually subject to the award.

Stock Options. The 2015 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2015 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100 percent of the fair market value of the common stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2015 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Administrator may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period.

Restricted Stock Units. The Administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Administrator may also grant shares of common stock, which are free from any restrictions under the 2015 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards. The Administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Administrator shall determine. Except in the case of retirement, death, disability or a change in control, these awards granted to employees will have a vesting period of at least one year.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Administrator may grant cash bonuses under the 2015 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Change of Control Provisions. The 2015 Plan provides that upon the effectiveness of a “sale event” as defined in the 2015 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Committee’s discretion. In addition, in the case of a sale event in which the Company’s stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2015 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2015 Plan, to certain limits in the 2015 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2015 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

Amendments and Termination. The Board may at any time amend or discontinue the 2015 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of any exchange on which the Company’s stock is listed, any amendments that materially change the terms of the 2015 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2015 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2015 Plan. It does not describe all federal tax consequences under the 2015 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20 percent federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2015 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2015 Plan is structured to allow certain awards to qualify as performance-based compensation.

EXECUTIVE COMPENSATION

In accordance with Item 402 of Regulation S-K promulgated by the SEC, we are required to disclose certain information regarding the makeup of and compensation for the Company’s directors, former directors and named executive officers, in certain cases for each of the last three completed fiscal years. On April 16, 2015, we acquired Luoxis Diagnostics, Inc. (“Luoxis”) and Vyrix Pharmaceuticals, Inc. (“Vyrix”), each Delaware corporations and formerly subsidiaries of Ampio Pharmaceuticals, Inc., pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, we effectuated a two-stage merger business combination with Luoxis and Vyrix, with Aytu surviving (the “Merger”). Because our sole director was a director on the boards of directors of Luoxis and Vyrix, and our named executive officers were, prior to the April 16, 2015, employed by Luoxis and Vyrix, we are providing past compensation information information concerning such director and executive officers with respect to Luoxis and Vyrix.

Current Director and Executive Officers

Our current director and executive officers, who assumed their positions on April 16, 2015 and their respective ages and positions as of the date of this Information Statement are set forth in the following table.

Name	Age	Position
Michael Macaluso (4)	63	Sole Director
Joshua R. Disbrow (1)	40	President and Chief Executive Officer
Jarrett T. Disbrow (2)	40	Chief Operating Officer
Gregory A. Gould (3)	49	Chief Financial Officer, Secretary and Treasurer

(1)	Joshua R. Disbrow was appointed the Chief Executive Officer of Luoxis in January 2013. In connection with the Merger, he resigned from Luoxis and was appointed the Chief Executive Officer of the Company upon the closing of the Merger on April 16, 2015.
(2)	Jarrett T. Disbrow was appointed the Chief Executive Officer of Vyrix in November 2013. In connection with the Merger, he resigned from Vyrix and was appointed the Chief Operating Officer of the Company upon the closing of the Merger on April 16, 2015.
(3)	Gregory A. Gould was appointed the Chief Financial Officer of Luoxis and Vyrix in June 2014. In connection with the Merger, he resigned from Luoxis and Vyrix and was appointed the Chief Financial Officer, Secretary and Treasurer of the Company upon the closing of the Merger on April 16, 2015.
(4)	Michael Macaluso was appointed a Director of Luoxis in January 2013 and a Director of Vyrix in November 2013. In connection with the Merger, he resigned from the boards of Luoxis and Vryix and was appointed the sole Director of the Company upon the closing of the Merger on April 16, 2015.

Former Directors and Executive Officers

Name	Age	Former Positions with the Company	Date Assumed Positions	Date Resigned Positions
James B. Wiegand (1)	68	Former President, Chief Financial Officer, Secretary and Director	9-Aug-02	16-Apr-15
Gary V. Cantrell (2)	58	Director	1-Feb-14	16-Apr-15
John A. Donofrio, Jr. (3)	46	Director	1-Feb-14	16-Apr-15
Nicholas J. Leb (4)	65	Director	1-Feb-14	16-Apr-15
Dr. Vaughan Clift (5)	53	Chief Medical Officer	11-May-14	13-Mar-15

(1)

Mr. Wiegand was appointed President, Chief Executive Officer and Secretary and a director on August 9, 2002. In connection with the Merger, he resigned from all of his positions with us on April 16, 2015.

(2)	Mr. Cantrell was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(3)	Mr. Donofrio was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(4)	Mr. Leb was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(5)	Dr. Clift was appointed Chief Medical Officer of Vyrix in May 2014. In connection with the Merger, he resigned from this position on March 13, 2015 as we continue to assess the appropriate management structure.

Compensation Committee Interlocks and Insider Participation

Our Board has not established a separate standing compensation committee. None of our current or former executive officers serves, or during our last completed fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board.

Director Compensation

In establishing director compensation, our Board is guided by the following goals:

•	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

•	compensation should align the directors’ interests with the long-term interests of stockholders; and

•	compensation should assist with attracting and retaining qualified directors.

Jarrett T. Disbrow, who served as a member of Vyrix’s board of directors during 2014, did not receive any compensation, equity awards or non-equity awards for his service as a director, although Mr. Disbrow did receive compensation in 2014 from and with respect to his employment with Vyrix. James B. Wiegand, who served as the sole director of Rosewind in 2014, did not receive any compensation, equity awards or non-equity awards for his service as a director. Mr. Wiegand was appointed President, Chief Executive Officer and Secretary and a director of Rosewind on August 9, 2002. He resigned from all of his positions with us on April 16, 2015.

We have not yet established a compensation package for our director, Michael Macaluso, our non-employee and sole director, and future non-employee directors other than reimbursement of expenses incurred in connection with their service as director.

The following table provides information regarding all compensation paid to non-employee directors of Vyrix and Luoxis during the fiscal year ended December 31, 2014,

Name	Fees Earned or Paid in Cash	Stock Option Awards (1)	All Other Compensation	Total
Michael Macaluso (2)	$—	$279,417	$—	$279,417
Gary V. Cantrell (3)	$—	$—	$—	$—
John A. Donofrio Jr (4)	$—	$—	$—	$—
Nicholas J. Leb (5)	$—	$—	$—	$—

(1)	This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or “FASB”, issued Accounting Standards Update, or “ASC”, Topic 718.

(2)	Michael Macaluso was appointed a Director of Luoxis in January 2013 and a Director of Vyrix in November 2013. In connection with the Merger, he resigned from the boards of Luoxis and Vyrix and was appointed a Director of the Company upon the closing of the Merger on April 16, 2015.
(3)	Gary V. Cantrell was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(4)	John A. Donofrio Jr. was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(5)	Nicholas J. Leb was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.

Executive Compensation

From fiscal year 2012 to the completion of the Merger on April 16, 2015, no compensation was earned by or paid to James B. Wiegand, the former President, Chief Financial Officer and Secretary of Rosewind.

The following table summarizes the compensation earned in each of Vyrix’ and Luoxis’ fiscal years ended December 31, 2014, 2013 and 2012 by its named executive officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Award ($) (e)	Option Award ($)(1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Named Executive Officers
Joshua R. Disbrow (2)
Chief Executive Officer	2014	245,000	180,000	—	197,918	—	—	—	622,918
since December 2012	2013	228,958	127,500	—	353,435	—	—	—	709,893
	2012	11,375	—	—	—	—	—	—	11,375
Jarrett T. Disbrow (3)
Chief Operating Officer	2014	210,000	5,000	—	—	—	—	—	215,000
since November 2013	2013	8,750	5,000	—	222,584	—	—	—	236,334
	2012	—	—	—	—	—	—	—	—
Gregory A. Gould (4)
Chief Financial Officer, Secretary and Treasurer	2014	—	—	—	65,973	—	—	—	65,973
since June 2014	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Vaughan Clift, M.D. (5)
Former Chief Medical Officer	2014	—	—	—	64,595	—	—	—	64,595
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

(1)	This column reflects the grant date fair value of option awards as determined in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

(2)	Joshua R. Disbrow was appointed the Chief Executive Officer of Luoxis in January 2013. In connection with the Merger, he resigned from Luoxis and was appointed the Chief Executive Officer of the Company upon the closing of the Merger on April 16, 2015.
(3)	Jarrett T. Disbrow was appointed the Chief Executive Officer of Vyrix in November 2013. In connection with the Merger, he resigned from Vyrix and was appointed the Chief Operating Officer of the Company upon the closing of the Merger on April 16, 2015.
(4)	Gregory A. Gould was appointed the Chief Financial Officer of Luoxis and Vyrix in June 2014. In connection with the Merger, he resigned from Luoxis and Vyrix was appointed the Chief Financial Officer, Secretary and Treasurer of the Company upon the closing of the Merger on April 16, 2015.
(5)	Dr. Vaughan Clift was appointed the Chief Medical Officer of Vyrix in May 2014. In connection with the Merger, he resigned from this position on March 13, 2015 as we continue to assess the appropriate management structure.

2014 Grants of Plan-Based Awards Table

During fiscal year 2014, stock options were granted to our named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(1)
Named Executive Officers
Vaughan Clift M.D.	3/11/2014	150,000	(2)	$0.70	$64,595
Joshua Disbrow	8/11/2014	150,000	(3)	$1.60	$197,918
Gregory A. Gould	8/11/2014	50,000	(3)	$1.60	$65,973

(1)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding the effect of any estimated forfeitures and may not correspond to the actual value that will be realized by the named executive officer.
(2)	These Vyrix options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Vyrix was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.
(3)	These Luoxis options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Luoxis was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding the current holdings of equity awards by our named executive officers on December 31, 2014.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentie Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Named Executive Officers
Joshua R. Disbrow(1)	250,000	250,000	—	1.00	6/15/2023	—	—	—	—
Joshua R. Disbrow(2)	—	150,000	—	1.60	8/11/2024	—	—	—	—
Jarrett T. Disbrow(3)	250,000	250,000	—	0.70	11/18/2023	—	—	—	—
Gregory A. Gould(4)	—	50,000	—	1.60	8/11/2024	—	—	—	—
Vaughan Clift, M.D.(5)	37,500	112,500	—	0.70	3/11/2024	—	—	—	—
James B. Wiegand	—	—	—	—	—	—	—	—	—

(1)	Unexercisable options vest annually and become fully vested on June 14, 2016. These Luoxis options were accelerated and cancelled in connection with the Merger, and option holders received a cash payment per option share equal to the difference between the consideration payable per share of common stock of Luoxis pursuant to the Merger and the exercise price of the option.
(2)	Unexercisable options vest monthly and become fully vested on August 11, 2018. These Luoxis options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Luoxis was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.
(3)	Unexercisable options vest annually and become fully vested on November 18, 2016. These Vyrix options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Vyrix was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.
(4)	Unexercisable options vest monthly and become fully vested on August 11, 2018. These Luoxis options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Luoxis was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.
(5)	Unexercisable options vest annually and become fully vested on March 11, 2017. These Vyrix options were accelerated and cancelled in connection with the Merger. Because the consideration paid to holders of common stock of Vyrix was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation.

Option Exercises and Stock Vested in 2014

During the fiscal year 2014, none of our named executive officers exercised any options.

Potential Payments Upon a Change in Control

We entered into an employment agreements with Joshua R. Disbrow and Jarrett T. Disbrow in connection with their respective employment with the Company. Pursuant to the employment agreements, in the event of a Change in Control of the Company, all stock options, restricted stock and other stock-based grants granted or may be granted in the future by the Company to the officers will immediately vest and become exercisable. No other payments are to be made upon a Change in Control to either Joshua R. Disbrow or Jarrett T. Disbrow in connection with their respective employment agreements.

“Change in Control” means: the occurrence of any of the following events:

•

the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than us, or any of our Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of us entitled to vote generally in the election of directors (excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes); or;

•	the acquisition of us by another entity by means of any transaction or series of related transactions to which we are party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes ) other than a transaction or series of related transactions in which the holders of the voting securities of us outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in us held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of us or such other surviving or resulting entity (or if we or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

•	the sale or other disposition of all or substantially all of the assets of us in one transaction or series of related transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 15, 2015 with respect to the holdings of:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all directors and executive officers as a group.

To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise indicated, the address of each of the persons named in the table below is 373 Inverness Parkway, Suite 200, Englewood, Colorado, 80112.

Name of Beneficial Owner and Address	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock
Ampio Pharmaceuticals, Inc.(1)	11,626,068	81.5%
Joshua R. Disbrow(2)	—	—
Jarrett T. Disbrow(3)	—	—
Gregory A. Gould(4)	—	—
Michael Macaluso	—	—
All directors and executive officers as a group (4 people)	—	—

(1)	The address of Ampio Pharmaceuticals, Inc. is 373 Inverness Parkway, Suite 200, Englewood, CO 80112.
(2)	558,567 shares are held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.
(3)	558,567 shares are held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.
(4)	Mr. Gould also serves as the Chief Financial Officer of Ampio Pharmaceuticals, Inc.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one Information Statement to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which we should direct the additional copy of the Information Statement, to us at Aytu BioScience, Inc., Attn: Secretary, 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

If multiple stockholders sharing an address have requested one copy of this Information Statement or any other corporate mailing and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to our principal executive offices.

By Order of the Board of Directors,

Michael Macaluso
Director

ANNEX A

AMENDMENT

TO THE

AYTU BIOSCIENCE 2015 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, the Board of Directors of Aytu BioScience, Inc. (the “Company”) deems it to be in the best interests of the Company to amend the Company’s 2015 Stock Option and Incentive Plan (the “Stock Plan”) in order to maintain the number of shares of common stock of the Company issuable for awards under the Stock Plan at ten million (10,000,000), which number is equal to the number of shares issuable for awards under the Stock Plan prior to a 1-for-12.174 reverse stock split that was effective as of June 9, 2015. This Amendment is effective this the 15th day of June 2015;

NOW, THEREFORE, the Stock Plan shall be amended as follows.

1. Paragraph (a) of Section 3 of the Stock Plan shall be deleted in its entirety and the following substituted in lieu thereof:

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be ten million (10,000,000) shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than two million (2,000,000) shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than ten million (10,000,000) shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

2. Except as herein amended, the terms and provisions of the Stock Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that this Amendment to the Company Stock Plan was duly approved by the Board of Directors and stockholders as of the date set forth above.

AYTU BIOSCIENCE, INC.

By:
Name:
Title:

A-1